Exhibit 99.1

VIROPHARMA INCORPORATED Contacts: Kristina M. Broadbelt (Media) PR & Advocacy Phone (610) 321-2358 Robert A. Doody Jr. (Investors) Investor Relations Phone (610) 321-6290

VIROPHARMA PROVIDES 2012 OUTLOOK

- Provides 2012 Annual Net Sales Guidance of Up to $660 Million -

Exton, PA, January 5, 2012 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that Vincent Milano, president and chief executive officer of ViroPharma, will provide an overview of the company’s business during the 30th Annual J.P. Morgan Healthcare Conference. The presentation will be webcast live at 7:30 P.M. ET (4:30 P.M. PT) on Tuesday, January 10, 2012 and may be accessed via the company’s website at www.viropharma.com. The conference is being held at the Westin St. Francis Hotel in San Francisco. The company expects to release full-year 2011 financial results later in the first quarter of 2012.

“Throughout nearly every facet of ViroPharma’s global organization, 2011 was without doubt the most successful year in our company’s history,” stated Milano. “Whether measured by the continued progress and growth we demonstrated with our marketed life-saving therapies, or by the advancements we’ve made towards bringing additional solutions to patients suffering from severe unmet medical needs, the positive momentum generated throughout the period was palpable. We believe that the work we did in 2011 laid the foundation for continued strong financial growth in 2012, as evidenced by the guidance we are providing today.”

Milano continued, “We believe that 2012 will not only be yet another year of strong growth, but also one that sees ViroPharma diversify its product offerings, commercial markets and development programs. In the U.S., we expect to provide Cinryze® (C1 esterase inhibitor [human]) to a continually increasing number of HAE patients who have chosen it to prevent their attacks. In addition, as a result of our sNDA approval, we believe Vancocin® (vancomycin hydrochloride, USP) Capsules meets the requirements for, and thus has, three years of exclusivity and that generic vancomycin capsules will not be approved during this period. We also will continue to expand the European launches of Cinryze® (C1 inhibitor [human]) and Buccolam® (midazolam oromucosal solution), followed by Plenadren® (hydrocortisone, modified release tablet) later in the year. In terms of clinical development, our highest priorities are the advancement of subcutaneous delivery of Cinryze in combination with Halozyme’s rHuPH20, completing enrollment of our phase 2 study of VP-20621 for the prevention of recurrent Clostridium difficile-associated diarrhea (CDAD), and completing the necessary toxicology studies with OX-1 to allow us to progress to future clinical studies in Friedreich’s Ataxia. These investments in our clinical pipeline are designed to ultimately bring us closer to delivering solutions for patients as well as provide additional future growth for our shareholders.”

Looking ahead in 2012

ViroPharma is providing guidance for the year 2012 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2012, ViroPharma expects the following:

•	Worldwide net product sales are expected to be $600 to $660 million

•	Net U.S. Cinryze sales are expected to be $310 to $330 million.

•	Net Vancocin sales are expected to be $260 to $310 million; and

•	Research and development (R&D) and selling, general and administrative (SG&A) expenses are expected to be $230 to $260 million.

Note: R&D/SG&A guidance does not reflect the potential impact of the Meritage Option Agreement.

About Cinryze® (C1 esterase inhibitor [human])

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 esterase inhibitor product. In the U.S., Cinryze is approved by the FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. In the E.U., the product is approved by the EMA for the treatment and pre-procedure prevention of angioedema attacks in adults and adolescents with hereditary angioedema (HAE), and routine prevention of angioedema attacks in adults and adolescents with severe and recurrent attacks of hereditary angioedema (HAE), who are intolerant to or insufficiently protected by oral prevention treatments or patients who are inadequately managed with repeated acute treatment. Cinryze is for intravenous use only.

Severe hypersensitivity reactions to Cinryze may occur. Thrombotic events have occurred in patients receiving Cinryze, and in patients receiving off-label high dose C1 inhibitor therapy. Monitor patients with known risk factors for thrombotic events. With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening donors for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration.

The most common adverse reactions in clinical trials associated with Cinryze were rash, headache, nausea, erythema, phlebitis and local reactions at the injection site. Adverse events of sinusitis and upper respiratory infection also were observed in clinical trials. No drug-related serious adverse events (SAEs) were reported in clinical trials.

Please visit http://www.viropharma.com/products/cinryze.aspx for the full U.S. Prescribing Information; the prescribing information for other countries can be found at www.viropharma.com.

About Vancocin® (vancomycin hydrochloride, USP) Capsules

Vancocin is indicated for the treatment of C. difficile-associated diarrhea (CDAD). Vancocin is also used for the treatment of enterocolitis caused by Staphylococcus aureus (including methicillin-resistant strains). Vancocin is contraindicated in patients who have experienced a hypersensitivity to vancomycin. Vancocin must be given orally for treatment of staphylococcal enterocolitis and CDAD. Orally administered Vancocin is not effective for other types of infections. Clinically significant serum concentrations have been reported in some patients who have taken multiple oral doses of Vancocin for active CDAD. Monitoring of serum concentrations may be appropriate in some instances.

Nephrotoxicity has occurred following oral Vancocin therapy and can occur either during or after completion of therapy. The risk is increased in geriatric patients. Monitor renal function. Ototoxicity has occurred in patients receiving Vancocin. Assessment of auditory function may be appropriate in some instances. Prescribing Vancocin in the absence of a proven or strongly suspected bacterial infection is unlikely to provide benefit to the patient and increases the risk of the development of drug resistant bacteria. In clinical trials, the most common adverse reactions (greater than or equal to 10 percent) were nausea (17 percent), abdominal pain (15 percent), and hypokalemia (13 percent). Patients over 65 years of age may take longer to respond to therapy compared to patients less than 65 years of age. Clinicians should be aware of the importance of appropriate duration of Vancocin treatment in patients over 65 years of age and not discontinue or switch to alternative treatment prematurely.

For Vancocin prescribing information, please visit http://www.viropharma.com/products/vancocin.aspx

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options. ViroPharma is developing a portfolio of therapeutics for rare and Orphan diseases including C1 esterase inhibitor deficiency, Friedreich’s Ataxia, and adrenal insufficiency; and recurrent C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures and C. difficile-associated diarrhea (CDAD); for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our ability to provide strong growth, diversify our product offerings and commercial markets in 2012; our financial guidance for 2012; our expectation that Vancocin will be provided exclusivity for the next three years; our ability to successfully launch Cinryze, Buccolam and Plenadren in the EU; our ability to advance our clinical development programs in the timeframes we anticipate and generate positive results, including studies involving subcutaneous delivery of Cinryze in combination with Halozyme’s rHuPH20; VP-20621 for the prevention of recurrent Clostridium difficile-associated diarrhea (CDAD), and toxicology studies with OX-1 to allow us to progress to future clinical studies in Friedreich’s Ataxia.

Our actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	whether the FDA will confirm our belief that Vancocin meets the requirements for, and thus has received, three years of exclusivity;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin, Cinryze, Buccolam and Plenadren to meet demand for each product;

•	our ability to increase manufacturing capacity for Cinryze and the timing and results thereof;

•	our ability to receive necessary regulatory approvals related to manufacturing capacity increases for Cinryze;

•	the size of the market, future growth potential and market share for Cinryze in the United States, Europe and other territories;

•	the size of the market, future growth potential and market share for Buccolam in Europe;

•	fluctuations in wholesaler order patterns and inventory levels;

•

competition from the products which are currently approved to treat the conditions addressed by our products as well as approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by our products;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with our products;

•	actions by the FDA, EMEA or other government regulatory agencies;

•	the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulation, VP20621 for prevention of recurrent CDAD;

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products; and

•	our ability to successfully integrate assets acquired or licensed through business development activities into our business.

There can be no assurance that the FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of our product candidates, or that we will be successful in gaining regulatory approval of any of our product candidates. Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as such we cannot assure you that the industrial scale process will be considered by the FDA to be equivalent to our existing manufacturing process. The FDA may view the data regarding equivalence of the industrial scale manufacturing process as insufficient or inconclusive, request additional data, require additional conformance batches, delay any decision past the time frames anticipated by us, or deny the approval of the industrial scale manufacturing process. If the manufacturing capacity expansion projects at Sanquin are delayed, or do not result in the capacity we anticipate, if Sanquin cannot obtain necessary regulatory approvals for the contemplated facility expansions in the time frames we anticipate or if we are not able to manufacture the anticipated volume of product at the existing scale, we may not be able to satisfy patient demand. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. With regard to Vancocin, there can be no assurance that: the FDA will confirm our belief that Vancocin meets the requirements for, and thus has received, three years of exclusivity, through listing an exclusivity code in the Approved Drug Products with Therapeutic Equivalence Evaluations (The Orange Book), that even if FDA agrees that the label changes contained in our approved

sNDA warrant exclusivity that the FDA would agree that omission of the protected labeling would render generic versions of Vancocin less safe and effective, the FDA will agree with the positions stated in ViroPharma’s Vancocin-related submissions or that ViroPharma’s efforts to oppose the FDA’s bioequivalence recommendation for Vancocin through in vitro dissolution testing will be successful or that the courts reviewing the pending Vancocin related litigation will agree with our positions. In the event that the FDA does not grant three years of exclusivity in connection with the information updating our label through the approved sNDA, or decides that such protected labeling can be omitted from the label of a generic product, we cannot predict the timeframe in which the FDA will make a decision regarding either ViroPharma’s citizen petition for Vancocin or the approval of generic versions of Vancocin. If the FDA does not grant such three year exclusivity, or if exclusivity is granted and a generic manufacturer is nonetheless permitted to omit the protected data, and we are unable to change the FDA’s bioequivalence recommendation for Vancocin, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance.

These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2010 and quarterly report on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

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